                                                                   EXHIBIT 3a(i)

                        CERTIFICATE OF AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                       NEW JERSEY BELL TELEPHONE COMPANY


To:  The Secretary of State
     State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

     1.  The name of the corporation is New Jersey Bell Telephone Company.

     2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 31st day of December, 1993:

     Resolved, that Article One of the Certificate of Incorporation be amended to read as follows:

     The name of the Corporation is Bell Atlantic - New Jersey, Inc.

     3.  The number of shares entitled to vote upon the amendment was one.

     4. That in lieu of a meeting and vote of the shareholders and in accordance with the provisions of Section 14A:5-6, the amendment was adopted by the shareholders without a meeting pursuant to the written consents of the shareholders and the number of shares represented by such consents is one share.


Dated this 7th day of January, 1994.


                                        New Jersey Bell Telephone Company


                                        By:  /s/ Alfred C. Koeppe
                                             --------------------
                                             Alfred C. Koeppe
                                             President & CEO